Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Acquires Six Hotels from Summit Hotel Properties for $108.3 Million

Acquisition increases ARC Hospitality’s current lodging portfolio to 142 hotels totaling 17,351 rooms across 32 states

New York, New York, Feb. 16, 2016 – American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has completed its previously announced acquisition of six hotels totaling 707 rooms for a purchase price of $108.3 million from Summit Hotel Properties, Inc. (NYSE: INN) (“Summit”), a publicly-traded hotel real estate investment trust. The six hotels acquired are branded either by Marriott International or Hilton Hotels & Resorts and are located in Bellevue and Spokane, Washington, and Denver and Fort Collins, Colorado. This transaction increases ARC Hospitality’s lodging portfolio to 142 hotels totaling 17,351 rooms across 32 states.

In addition, the Company and Summit have also agreed to reinstate their previously terminated agreement in which the Company has agreed to acquire a portfolio of ten hotels, representing the balance of the 26-hotel portfolio acquisition initially announced by the Company in June 2015. ARC Hospitality is scheduled to close on these remaining ten hotels in late 2016.

“We are pleased to acquire these high-quality lodging properties, located in key Colorado and Washington markets, from Summit,” commented Jonathan P. Mehlman, Chief Executive Officer of ARC Hospitality. “The hotels have been purchased at what we believe is an attractive yield and price per key. Moreover, today’s transaction also provides us the opportunity to buy the remaining ten hotels under our original 26-hotel contract with Summit. This transaction shows that we are continuing to execute on our vision of driving long-term shareholder value through the creation of a best-in-class select-service portfolio with strong brands and durable cash flows.”

Edward Hoganson, Chief Financial Officer of ARC Hospitality, added, “With the increased volatility in the capital markets, we have reviewed our acquisitions carefully. Summit has been a great business partner, and we are pleased to be buying another high-performing hotel portfolio transaction with them. We believe our overall portfolio will continue to generate strong, durable income moving forward. Further, we have selected Crestline Hotels and Resorts and Interstate Hotels & Resorts to manage the hotels in this portfolio because of the firms’ proven track record of driving premium revenues and delivering an excellent guest experience.”

ARC Hospitality financed the acquisition of these hotels with a draw on its term loan facility, which was arranged by Deutsche Bank AG New York Branch and Deutsche Bank Securities, Inc. Summit also provided the Company with financing for a portion of the transaction.

About American Realty Capital Hospitality Trust, Inc.

ARC Hospitality is a publicly registered, nontraded real estate investment trust (“REIT”). ARC Hospitality’s investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact us or visit our website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com).

About AR Global, LLC

AR Global is a privately-held, fully independent investment management firm managing more than $19 billion of primarily real estate assets. AR Global is focused on alternative investment programs, including numerous sector specific, non-traded real estate investment trusts (REITs), business development companies (BDC), and open and closed end funds. AR Global specializes in building customized investment solutions that seek to provide capital preservation and high current yields.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forwardlooking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forwardlooking statement, although not all forwardlooking statements include these words. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forwardlooking statements and projections due to certain factors, including ARC Hospitality’s ability to make investments in a timely manner or on acceptable terms; ARC Hospitality’s ability to complete its pending acquisitions of hotels on the current terms, or at all; ARC Hospitality’s ability to obtain equity capital to fund a portion of its capital needs; the effect of general market, real estate market, economic and political conditions, including global credit market conditions; ARC Hospitality’s ability to make scheduled payments on its debt and preferred equity obligations; ARC Hospitality’s ability to generate sufficient cash flows to make distributions to its stockholders; the degree and nature of ARC Hospitality’s competition; the availability of qualified personnel at ARC Hospitality’s advisor, property manager, Crestline Hotels & Resorts, which ARC Hospitality refers to as its subproperty manager, and ARC Hospitality’s ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov (http://www.sec.gov). Further, forwardlooking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forwardlooking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Tim Cifelli	Matthew Furbish	Jonathan P. Mehlman
President	Director	President & CEO
DDCworks	Investor Relations/Public Relations	ARC Hospitality
tcifelli@ddcworks.com	mfurbish@ar-global.com	jmehlman@ar-global.com
(484) 342-3600	(212) 415-6500	(212) 415-6500